ASSET PURCHASE AGREEMENT

between

R Systems International Limited

and

XtraSource Acquisition, Inc.

and

Sento Corporation

December 28, 2007

TABLE OF CONTENTS

Page

SECTION 1	1
SALE OF ASSETS	1
SECTION 1	1
1.1 Acquisition of Assets	1
1.2 Excluded Assets	1
1.3 Assumed Liabilities	1
1.4 Excluded Liabilities	2
1.5 Purchase Price	2
1.6 Closing	3
SECTION 2	4
REPRESENTATIONS AND WARRANTIES OF THE SELLER	4
SECTION 2	4
2.1 Organization, Good Standing and Qualification	4
2.2 Subsidiaries	4
2.3 Authorization	5
2.4 Financial Statements	5
2.5 Changes	6
2.6 Agreements; Action	7
2.7 Intellectual Property	8
2.8 Proprietary Information and Noncompetition Agreements	8
2.9 Title to Properties and Assets; Liens	8
2.10 Compliance with Other Instruments	9
2.11 Litigation and Claims	10
2.12 Governmental Consent	10
2.13 Third-Party Consents	10

2.14 Compliance with Laws and Regulations	10
2.15 Permits	11
2.16 Brokers or Finders	11
2.17 Tax Returns and Payments	11
2.18 Employee Matters	11
2.19 Employee Benefit Plans	13
2.20 Obligations to Related Parties	13
2.21 Insurance	13
2.22 Environmental and Safety Laws	13
2.23 Tax Advisors	14
2.24 Assumed Contracts	14
2.25 Disclosure	15
2.26 No Additional Representations	15
SECTION 3	15
REPRESENTATIONS AND WARRANTIES OF THE BUYER	15
SECTION 3	15
3.1 Organization, Good Standing, and Qualifications	15
3.2 Authorization	15
3.3 Governmental Consents	15
3.4 Compliance with Other Instruments	16
3.5 No Brokers or Finders	16
3.6 Disclosure	16
3.7 No Future Guaranty	16
SECTION 4	16
SPECIAL COVENANTS	16
SECTION 4	16

2

4.1 Access to Properties and Records	16
4.2 Action Prior to Closing	17
4.3 Action Prohibited Prior to Closing	17
4.4 Communication and Cooperation	19
4.5 Efforts to Consummate	19
4.6 Public Announcements	19
4.7 Exclusivity	19
4.8 Allocation of Purchase Price	21
4.9 Taxes	22
4.10 Discharge of Liabilities	22
SECTION 5	23
CONDITIONS TO BUYER’S OBLIGATION TO CLOSE	23
SECTION 5	23
5.1 Representations and Warranties	23
5.2 Covenants	23
5.3 No Material Adverse Effect	23
5.4 Qualifications	23
5.5 Closing Deliverables	24
5.6 Consents and Waivers	25
5.8 Due Diligence	25
SECTION 6	26
SECTION 6	26
6.1 Representations and Warranties	26
6.2 Covenants	26
6.3 Qualifications	26
6.4 Closing Deliverables	26

3

6.5 Consents and Waivers	27
SECTION 7	27
TERMINATION	27
SECTION 7	27
7.1 Termination	27
7.2 Notice of Termination	28
7.3 Effect of Termination	28
8.1 Indemnification	28
8.2 Reduction for Insurance Proceeds; Mitigation	30
SECTION 9	30
SECTION 9	30
9.1 Governing Law	30
9.2 Consent to Jurisdiction	30
9.3 Waiver of Jury Trial	31
9.4 Equitable Remedies	31
9.5 Mediation and Arbitration	31
SECTION 10	32
MISCELLANEOUS	32
SECTION 10	32
10.1 Amendment	33
10.2 Notices	33
10.3 Brokers or Finders	33
10.4 Expenses	34
10.5 Successors and Assigns	34
10.6 Entire Agreement	34
10.7 Delays or Omissions	34
10.8 Severability	35

4

10.9 Counterparts	35
10.10 Telecopy Execution and Delivery	35
10.11 Further Assurances	35
10.12 Enforcement of Certain Rights	35
10.13 Attorney’s Fees	35
10.14 Survival	35

TOC112

EXHIBITS

A	Certain Definitions
B	Intellectual Property License Agreement
C	Disclosure Schedules

5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 28, 2007, by and among:

R Systems International Limited, a publicly listed company duly incorporated under the laws of India (the “Buyer”); and

XtraSource Acquisition, Inc., a Delaware corporation and Sento Corporation, a Utah corporation (XtraSource Acquisition, Inc., and Sento Corporation are hereinafter collectively referred to as the “Seller”). Capitalized terms used herein and not otherwise defined are used as defined in Exhibit A hereto. The Buyer and Seller are sometimes referred to collectively below as the “Parties.”

PREMISES

A.         This Agreement provides for the acquisition by the Buyer of the issued and outstanding shares of two wholly-owned subsidiaries which conduct business solely in Europe and which constitute a portion of the assets currently owned by the Seller on the terms and conditions hereafter provided.

B.         Each of the Parties to this Agreement desires to make certain representations, warranties, and agreements in connection with the acquisition and also to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the Parties to be derived herefrom, it is hereby agreed as follows.

Section 1

Sale of Assets

1.1       Acquisition of Assets. Upon the terms and conditions contained in this Agreement, the Seller shall sell, assign, transfer, convey, set over, and deliver to Buyer, free and clear from all Encumbrances in reliance upon and subject to the representations and warranties of the Seller as contained in Section 2, Buyer shall purchase from the Seller all of the (a) issued and outstanding capital securities of Sento Europe B.V. Enschede, a Netherlands corporation, and Sento S.A.S. Metz, a French corporation (each a “Subsidiary” and, collectively, the “Subsidiaries” or “Sento EU”) owned by the Seller; and (b) software tools referred to as Platinum Service, WARP, WESP, E-mail Webforms, Superior Service Survey Portal (collectively the “Purchased Assets”).

1.2       Excluded Assets. Notwithstanding the provisions of Section 1.1, the Purchased Assets conveyed hereunder shall not include any assets of Seller other than the Purchased Assets and specifically shall not include any assets relative to Seller’s operations in the United States and all rights of the Seller under this Agreement and the Seller Agreements and any claims of the Seller in respect thereof. In addition, the Purchased Assets shall not include ownership of any Seller Intellectual Property owned by Seller and used by Sento EU; in lieu thereof, Seller shall license such Seller Intellectual Property to Buyer as set forth hereinafter.

1.3       Assumed Liabilities. On and after the Closing Date, Buyer shall forthwith and in accordance with their respective terms and subject to the respective conditions thereof (i) cause Sento EU to discharge any and all existing obligations and liabilities previously incurred in the name of Sento EU as such become due including the following:

(a)    The leases of premises on which each of the Subsidiaries presently conducts its business;

(b)    Current liabilities and obligations as reflected on the Financial Statements (subject to any increases or decreases thereof as may occur prior to the Closing Date in the ordinary course of business and consistent with past practices) as they exist on the Closing Date, as set forth on a schedule of assumed current liabilities to be agreed upon by the Buyer and the Seller at Closing, and specifically including, but not limited to, all obligations to Fortis under the Sento EU AR Factoring contract; and

(c)        All liabilities and obligations to, or otherwise relating to, employees of Sento EU as of the Closing Date.

(ii)       assume and agree to discharge all existing obligations and liabilities associated with the Purchased Assets and previously incurred in the name of the Seller as identified in terms of the list referred to in Section 5.12 (the “Assumed Liabilities”).

1.4       Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any US-based liability or obligation of the Seller or the Seller’s parent company, direct or indirect, known or unknown, absolute or contingent, recorded or unrecorded, not expressly assumed by Buyer pursuant to Section 1.2.

1.5        Purchase Price. In consideration of the rights, interests, assets, and properties transferred to Buyer as set forth in Section 1.1, Buyer shall pay to the Seller the aggregate consideration of Two Million Dollars ($2,000,000) (the “Purchase Price”). Upon execution of the Escrow Agreement, the Buyer shall deposit the Purchase Price with the Escrow Agent in cash or immediately available funds by wire transfer or other means of payment acceptable to the Seller, and the Seller shall deposit with the Escrow Agent the Sale Shares and all documents pertaining to the Sale Shares, including but not limited to original share certificates and other instruments representing the Sale Shares, along with the relevant transfer instruments duly executed by the Seller, to be held and distributed pursuant to the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, at the Closing the Purchase Price shall be payable as follows:

(a)        Seller agrees to forgive certain other current liabilities of Sento EU as mutually agreed upon at Closing by the Parties in the minimum amount necessary to cause Sento EU to have Eight Hundred Thousand Dollars ($800,000) in Net Asset Value at Closing. At Closing, the Net Purchase Price shall be released by the Escrow Agent to the account designated by the Seller.

(b)      At least three (3) days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith written estimate of the Net Purchase Price on the Closing Date determined in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet. The Estimated Closing Statement shall be subject to Buyer’s acceptance as to form and absence of manifest error. An Estimated Closing Statement based on the Sento EU financial statements at November 30, 2007 is included in the Disclosure Schedules as part of Exhibit C and the parties agree that the approach and amounts contained therein are an accurate reflection of the Net Purchase Price and other amounts that would be distributed to Seller if such were to be done based on the November 30, 2007 numbers. The Estimated Closing Statement referenced in the first sentence of this paragraph shall utilize the same format and shall update the numbers based on the Closing Date estimates as set forth above.

(c)         On the Closing Date, the Seller and the Buyer shall be obliged to issue the First Release Notice (as that term is defined in the Escrow Agreement) to the Escrow Agent. Immediately, upon receipt of the First Release Notice, the Escrow Agent shall transfer the Net Purchase Price to the account designated by Seller and release the Sale Shares to the Buyer.

(d)       Subject to the terms of the Escrow Agreement, the Escrow Agent shall hold the Retention Amount to be released as contemplated herein.

(e)        The Seller, acting in good faith, shall prepare the Final Closing Statement within 20 days of the Closing Date.

(f)        Buyer shall notify Seller in writing within fifteen (15) days of Buyer’s receipt of the Final Closing Statement that it accepts the Final Closing Statement or that there is a dispute as to an item(s) reflected thereon. Such notice will set forth Buyer’s objections, if any, to the Final Closing Statement in reasonable detail. The failure by Buyer to give Seller such notice within such period shall be deemed to constitute Buyer’s acceptance of the Final Closing Statement. The Parties will use all reasonable efforts to resolve any such dispute, but if such dispute cannot be resolved by the Parties within thirty (30) days after Buyer gives notice of such dispute, it shall be referred to the Salt Lake City, Utah office of Deloitte LLP (the “Selected Accountants”). The determination of the Selected Accountants shall be conclusive and binding on each party. The fees of the Selected Accountants shall be borne by the non-prevailing party.

(g)       Once both Parties agree to the accuracy of the Final Closing Statement or the determination of the Selected Accountant is received if a dispute exists, the Seller and the Buyer shall be obliged to issue the Second Release Notice (as that term is defined under the Escrow Agreement) to the Escrow Agent and immediately on receipt of such Second Release Notice, the excess or shortage of Net Purchase Price detailed in the Final Closing Statement shall be paid to either the Seller or Buyer as designated in the Final Closing Statement within three (3) Business Days by the Escrow Agent.

(h)    Upon receipt by the Buyer of the release/discharge letter referred to in Section 5.13(j) from the Seller, the Seller and the Buyer shall be obliged to issue the Third Release Notice (as that term is defined under the Escrow Agreement) to the Escrow Agent and immediately on receipt of such Third Release Notice, the Escrow Agent shall release Two Hundred Thousand Dollars ($200,000) to the account designated by the Seller. However, if the release/discharge letter referred to in Section 5.13(j) is not received by the Buyer within one hundred eighty (180) days from the Closing Date, the aforesaid Two Hundred Thousand Dollars ($200,000) shall be released by the Escrow Agent to the Buyer.

(i)        The Buyer’s sole and exclusive remedy for any adjustment otherwise payable to it under this Section 1.5 shall be offsets to the Purchase Price as calculated in the Final Closing Statement.

1.6        Closing. The purchase and sale of the Purchased Assets shall take place at a closing (the “Closing”) at 600 East Timpanogos Circle, Building H, Orem, Utah 84097 on or before January 15, 2008 at 11:00 a.m. (MST), or on such other date and at such other time and place as the Seller and the Buyer may mutually agree (the “Closing Date”). The Closing shall be effective at 11:59 p.m., Mountain Time, on the Closing Date.

1.7       In consideration of the Purchase Price and other good and valuable consideration, the sufficiency of which is hereby acknowledged, effective upon the Closing, the Seller, for itself and its heirs, executors, administrators, successors and assigns, hereby fully, unconditionally and knowingly releases and forever discharges and holds harmless Sento EU and its employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, arising out of the operation or conduct of the Sento EU’s business or a transaction or circumstance occurring or existing or related to the period of time prior to the Closing, relating in any way, directly or indirectly, to Sento EU, this Agreement or the transactions contemplated hereby, that the Seller may now have or may hereafter claim to have against Sento EU or any of such employees, officers, directors, successors or assigns.

Section 2

Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Buyer that, except as set forth in the Disclosure Schedules furnished to the Buyer and attached to this Agreement (the “Disclosure Schedules”), which disclosures shall be deemed to be part of the representations and warranties made hereunder, the statements set forth in the numbered sections below are true and correct as of the date hereof. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosure in any section or subsection of the Disclosure Schedules shall be deemed disclosed for other sections and subsections of this Section 2 to the extent it is reasonably clear (notwithstanding the absence of a specific cross-reference) from a reading of such disclosure that such disclosure is applicable to such other sections. The Seller agrees with the Buyer that each representation and warranty set out in Section 2 which could be treated as a separate representation and warranty shall be construed independently of any other. Each of the representations and warranty is a separate and independent warranty, representation and undertaking and the rights of the Buyer under, and the meaning given to, any one such warranty shall not be restricted by reference to any other warranty.

2.1        Organization, Good Standing and Qualification. Sento EU is comprised of two corporations duly organized, validly existing and in good standing under the laws of France and the Netherlands. As applicable, Sento EU has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, and to perform its obligations pursuant to its articles of incorporation and bylaws. Included in Schedule 2.1 of the Disclosure Schedules is a complete and correct copy of Sento EU’s articles of incorporation and bylaws, as presently in effect. Further, no Act of Insolvency has occurred or is continuing in relation to Sento EU, except as included in Schedule 2.1.

2.2        Subsidiaries. The Seller owns 100% of the capital securities of Sento EU. Each Subsidiary is a corporation duly organized and validly existing under the laws of the country of its incorporation. Each Subsidiary has the requisite power and authority to own and operate its respective properties and assets, to carry on its respective business as presently conducted or proposed to be conducted, and to perform its respective obligations pursuant to its articles of incorporation and bylaws. Except as set forth in Schedule 2.2, each Subsidiary is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Included in Schedule 2.2 of the Disclosure Schedules is a complete and correct copy of each Subsidiary’s articles of incorporation and bylaws, as presently in effect.

2.3        Authorization. All action on the part of the Seller necessary for the authorization, execution, and delivery of this Agreement by the Seller, and the agreements and instruments to be executed and delivered by the Seller pursuant to this Agreement (the “Seller Agreements”), the authorization, sale, and delivery of the Purchased Assets, and the performance of all of the Seller’s obligations under this Agreement and the Seller Agreements, including approvals from the respective board of directors of the Seller, has been taken. This Agreement and the Seller Agreements, when executed and delivered by the Seller, shall constitute the valid and binding obligation of the Seller, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency, and the relief of debtors (without prejudice to the warranties made in Section 2.1 above), (ii) as limited by rules of law governing specific performance, injunctive relief, or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions may further be limited by applicable laws and principles of public policy.

2.4	Financial Statements.

(a)         Included in Schedule 2.4(a) of the Disclosure Schedules are (i) the audit reports of Sento EU for the fiscal years ending March 31, 2006, and 2007; and (ii) unaudited interim financial statements for the period ended November 30, 2007. To the Seller’s Knowledge, such reports and financial statements did not, as of the respective dates on which such reports were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. All financial statements included in such reports (collectively, the “Financial Statements”) are in accordance with the books and records of Sento EU. The balance sheets included in the Financial Statements fairly present in all material respects the financial position of Sento EU as of the dates indicated, and the statements of income included in the Financial Statements fairly present the results of operations of Sento EU for the periods indicated, in each case, in conformity with GAAP of the country in which the transactions took place and/or the financial statements were prepared, as applied on a consistent basis throughout the periods specified, except as expressly set forth therein and except that any Financial Statements not dated as of March 31 may not contain all of the customary year end adjustments.

(b)        Sento EU has good title to its accounts receivable and other debts due or recorded in the records and books of account of Sento EU and its Financial Statements free of any security interests or liens, except those of Fortis Bank for which such accounts receivable are pledged as collateral. Such accounts receivable are free of any material defenses, counterclaims, and set-offs, and all of such accounts receivable, invoices, and debts are actual and bona fide amounts due Sento EU for the total dollar amount thereof shown on the books of Sento EU and resulted from the regular course of its business. The accounts receivable, invoices, and debts set forth on the balance sheets arose in the ordinary course of business.

(c)         Except as set forth on Schedule 2.4(c), Sento EU is not subject to any liability (including without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Financial Statements, other than liabilities of the same nature as those set forth in such balance sheet and the notes thereto and reasonably incurred in the ordinary course of business after the date of the most recent balance sheet included in the Financial Statements.

(d)       Neither the Seller nor Sento EU have received any notice or are aware of any circumstances pursuant to which any customer of Sento EU from whom more than 10% of the revenues of Sento EU are derived, or supplier or lender to Sento EU, has disclosed its intention to cease or reduce its commercial relationship or volume of business with Sento EU for any reason whatsoever.

2.5       Changes. Except as noted on Schedule 2.5 or permitted by Section 4.2 of this Agreement, since March 31, 2007, there has not been:

(a)         Any change in the assets, liabilities, financial condition, or operating results of Sento EU from that reflected in the Financial Statements, except changes in the ordinary course of business;

(b)        Any material damage, destruction, or loss to any of the assets and properties of Sento EU, whether or not covered by insurance;

(c)	Any waiver by Sento EU of a valuable right or of a material debt owed to it;

(d)        Any change or amendment to Sento EU’s articles of incorporation, bylaws, or any material change to any agreement by which Sento EU or any of their respective assets or properties is bound or subject;

(e)         Any mortgage, pledge, transfer of a security interest in, or lien created by Sento EU, respecting any of their respective material properties or assets, except liens described in clauses (i) through (iv) of Section 2.9(c), except as noted in Schedule 2.5(e) of the Disclosure Schedules.

(f)         Any loans made by Sento EU to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(g)        Any resignation or termination of any officer or employee of Sento EU outside the ordinary course of business and Sento EU, is not aware of any impending resignation or termination of employment of any such officer or employee;

(h)        Any material change in any compensation arrangement or agreement with any employee, director, or stockholder, other than changes in compensation in the ordinary course of business consistent with past practice;

(i)         Any adoption, creation, or material change in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, made to, for, or with Sento EU officers, directors, or employees;

(j)         Any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;

(k)        Any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Sento EU, except in the ordinary course of business or as contemplated by this Agreement;

(l)         Except as permitted elsewhere herein, any declaration, setting aside, or payment or other distribution in respect of any of Sento EU’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Sento EU;

(m)       Any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Sento EU;

(n)        Any material change to the manner or amount of compensation, job requirements or expectations, recruitment inducements or representations applicable to full-time, regular part-time, or temporary employees;

(o)        To Sento EU’s knowledge, any other event or occurrence of any character that has had or is reasonably likely to have a Material Adverse Effect; or

(p)        Any agreement or commitment by Sento EU to do any of the things described in this Section 2.5.

2.6	Agreements; Action. Except as set forth in Schedule 2.6 of the Disclosure Schedules:

(a)         Since March 31, 2007, Sento EU has not (i) declared or paid any dividends or authorized or made any distribution upon or respecting any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than accounts and notes payable and other current liabilities incurred in the ordinary course of business) individually in excess of $5,000 or, in the case of indebtedness and/or liabilities individually less than $5,000, in excess of $10,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses and other advances in the ordinary course of business, or (iv) sold, exchanged, or otherwise disposed of any of its assets or rights, other than the sale of assets in the ordinary course of business.

(b)        Since March 31, 2007, Sento EU has not entered into any letter of intent, memorandum of understanding, or other similar document (i) with any representative of any corporation or corporations or other business entity or entities regarding the merger of Sento EU with or into any such corporation or corporations or business entity or entities, (ii) other than the Letter Agreement which is terminated as of the date hereof, with any representative of any corporation, partnership, association, or other business entity or any individual regarding the sale, conveyance, or disposition of all or substantially all of the assets of Sento EU or a transaction or series of related transactions in which more than 50% of the voting power of Sento EU would be disposed of, or (iii) regarding any other form of liquidation, dissolution, or winding up of Sento EU.

(c)         For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same person or entity (including persons or entities the Seller has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d)       To the Seller’s Knowledge, Sento EU is not a party to any agreement or arrangement which is capable of termination (without liability for compensation), by any other Person on account of a change in the management control or shareholding of Sento EU.

(e)         Schedule 2.6(e) of the Disclosure Schedules sets forth a complete list of trade payables, debt obligations, and other financial obligations or liabilities requiring payment by Sento EU as of March 31, 2007, and November 30, 2007, including the name and address of each creditor and the date when due.

(f)         Each of the leases, contracts and other agreements of Sento EU listed on any schedule to this Agreement constitutes a valid and binding obligation of the Parties thereto and is in full force and effect and (except for those agreements that by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party; provided that the foregoing representations of this paragraph with respect to the enforceability of any such contract or other agreement resulting from an act or failure to act by or other event or condition affecting any other party to such contract or agreement is to the Seller’s Knowledge. Sento EU has fulfilled and performed in all material respects their obligations under each of such agreements, and Sento EU is not in breach or default under, nor is there or is there alleged to be any basis for termination of, any of such agreements and, to the Seller’s Knowledge, no other party to any of such agreements has materially breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Sento EU or, to the Seller’s Knowledge, by any such other party. Sento EU is not currently renegotiating any of such agreements or paying liquidated damages in lieu of performance thereunder. Seller shall deliver to the Buyer complete and correct copies of each of such agreements.

2.7        Intellectual Property. The Intellectual Property License Agreement attached hereto as Exhibit B provides to Sento EU a license to use specific Seller owned  trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, domain names, and proprietary rights and processes, and (b) patents and patent rights (collectively, the “Seller Intellectual Property”) owned or used by Sento EU in the conduct of their business as now conducted and as presently proposed to be conducted, other than commercially available software products under standard end-user object code license agreements.

2.8        Proprietary Information and Noncompetition Agreements. To the Seller’s Knowledge, no employee of Sento EU has disclosed any proprietary information of the Seller to any person not authorized to receive such information or is in violation of (a) any confidentiality or nondisclosure agreement or any prior employee contract or proprietary information agreement with any other corporation or third party, or (b) any agreement, covenant, or undertaking restricting or limiting in any material respect the activities of such officer, employee, or consultant.

2.9	Title to Properties and Assets; Liens.

(a)        Except as set forth on Schedule 2.9(a), Sento EU does not own a fee interest in any real property, options to acquire any such interest, or easements, rights of way, or similar rights with respect to real property used in or relating to the operation of its business. A complete and accurate list of each lease or similar agreement under which Sento EU is lessee of, or holds or operates, any real property owned by any third person and used in or relating to Sento EU’s business shall be set forth on Schedule 2.9(a) of the Disclosure Schedules.

(b)       Schedule 2.9(b) includes a complete and accurate list of all machinery, equipment, vehicles, furniture and other tangible and intangible property owned or leased by

Sento EU and used in or relating to the operation of Sento EU’s business with an initial purchase price of $1,000 or more.

(c)        Sento EU has good title to the properties and assets owned by it, in each case subject to no Encumbrance other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law or incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges, financing agreements or deposits under workers’ compensation laws or similar legislation, (iv) liens, encumbrances, and defects in title that do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and that have arisen in the ordinary course of business, and (v) the ownership rights of the property leased by Sento EU or licensed to Sento EU as designated in this Agreement. Upon delivery to the Buyer on the Closing Date of the instruments of transfer contemplated by Section 5.13, the Seller will thereby transfer to Buyer good and marketable title to the assets being conveyed, subject to no Encumbrances, subject to clauses (i) through (v) above. Sento EU is in compliance with the material terms of leases respecting the property and assets it leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i) through (v) above. All such leases are in full force and effect, have an unexpired term as set forth in the lease agreements, and there is no outstanding default on behalf of Sento EU or, to the Seller’s Knowledge, any other party to the lease agreement, or any event that, with the passage of time or notice, or both, would constitute a default on behalf of Sento EU or, to the Seller’s Knowledge, any other party to the lease agreement. The consummation of the transactions contemplated by this Agreement shall not constitute an event of default or result in the termination of any material lease of Sento EU. To the Seller’s Knowledge, all real property and improvements, facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased, or used by Sento EU are in adequate operating condition and repair and are reasonably fit and usable for the purposes for which they are being used (subject to normal wear and tear and given the use and age of such assets). Further, Sento EU owns all assets or has the right to use all assets as necessary to conduct its business as currently conducted and has the right, power, and authority to transfer all of its interests in such assets to the Buyer, without the consent of any other person or entity, as contemplated by this Agreement.

(d)       Licenses; Other Agreements. Sento EU has not granted, and there are no outstanding, options, licenses or agreements of any kind relating to any proprietary asset of Sento EU, nor is Sento EU bound by or a party to any option, license or agreement of any kind with respect to any of its proprietary assets. Except as set forth on Schedule 2.9(d), Sento EU is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any proprietary asset or any other property or rights.

(e)        No Infringement. Sento EU has not violated or infringed, and is not currently violating or infringing any proprietary asset of any other Person(s). Further, Sento EU has not received any communications alleging that Sento EU (or any of its employees or consultants) has violated or infringed or, by conducting its business as proposed, would violate or infringe, any proprietary asset of any other Person(s).

2.10      Compliance with Other Instruments. Except as set forth on Schedule 2.10, Sento EU is not in violation of any material term of its articles of incorporation or its bylaws, each as amended to date, or, to the Seller’s Knowledge, in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order, or decree to which it is party or by which it is bound, the violation of which would have a Material Adverse Effect. Sento EU is not in violation of any governmental statute, rule, or regulation applicable to Sento EU, the violation of which would have a Material Adverse Effect. The execution and delivery of this Agreement and the Seller Agreements by the Seller, the performance by the Seller of its obligations pursuant to this Agreement and the Seller Agreements, and the sale and delivery of the Purchased Assets will not result in any material violation of, or materially conflict with, or constitute a material default under, the articles of incorporation or bylaws (or other governing instrument) of the Seller or any Subsidiary, each as amended to date, or any of its agreements, nor, to the Seller’s Knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of Sento EU, or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to Sento EU, their business or operations, or any of their respective assets or properties.

2.11      Litigation and Claims. Schedule 2.11 of the Disclosure Schedules describes each claim, suit, litigation, Proceeding, arbitration or, to the Seller’s Knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Seller’s Knowledge, threatened against Sento EU or any of their respective properties. Except as disclosed in Schedule 2.11 of the Disclosure Schedules, Sento EU has not received notice of any threatened claim, suit, litigation, Proceeding, arbitration or investigation, and is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or to the Seller’s Knowledge, continuing investigation by, any governmental entity, or any judgment, order, writ, injunction, decree, or award of any government entity or arbitrator, including cease-and-desist or other orders. “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of the party or otherwise and whether civil, criminal, administrative, or investigative, in which Sento EU or the Buyer was, is, or will be involved as a party or otherwise.

2.12      Shareholder Consent. No consent, approval, authorization, or other action by the shareholders, security holders or other equity holders, or any creditors, of the Seller or any Subsidiary is required in connection with the execution, delivery and performance by the Seller of this Agreement and the Seller Agreements to be executed and delivered by the Seller, that shall not have been irrevocably obtained prior to the Closing. In connection with obtaining all such required consents, the Seller has complied and shall comply with all legal requirements applicable to obtaining such consents. No untrue statement of a material fact or omission of a material fact required to be stated therein has been made related to obtaining such consents.

2.13      Governmental and Third-Party Consents. Other than required filings with the SEC or as set forth on Schedule 2.13, no consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority on the part of the Seller or any Subsidiary is required in connection with the valid execution and delivery of this Agreement and the Seller Agreements, or the offer or sale of the Purchased Assets, or the consummation of any other transaction contemplated by this Agreement. Except as set forth in Schedule 2.13 of the Disclosure Schedules, no contract, agreement, lease, or other commitment, written or oral, to which Sento EU is a party or to which any of its properties or assets are subject requires the consent of the other party in order to consummate the transactions herein contemplated.

2.14      Compliance with Laws and Regulations. To the Seller’s Knowledge, Sento EU has complied with all applicable statutes and regulations of any governmental entity or agency thereof. No notice of non-compliance by the Seller or any Subsidiary with any such legal requirement applicable to the Sento EU business has been received by the Seller or any Subsidiary (and the Seller has no knowledge of any such notice delivered to any other person), except in respect of instances of non-compliance that are not material (individually and in the aggregate). The Seller has no knowledge of any proposed statute, regulation, ordinance or other legal requirement that would be violated by Sento EU’s business as presently conducted or which could reasonably be expected to have a Material Adverse Effect.

2.15      Permits. To the Seller’s Knowledge, Sento EU has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. Sento EU is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.16      Brokers or Finders. Except for the services of The Chesapeake Group, the Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Seller or any Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby. The Seller is solely responsible for the fees payable to The Chesapeake Group.

2.17      Tax Returns and Payments. To the Seller’s Knowledge, Sento EU has timely filed all tax returns and reports (federal and local) as required by law. Such returns and reports are true and correct in all material respects. Sento EU has paid all taxes and other assessments due, except those contested by it in good faith. The provision for taxes of Sento EU as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. To the Seller’s Knowledge, there is no audit examination, notice of deficiency or proposed assessment pending or threatened against Sento EU. Except as set forth on Schedule 2.17, Sento EU has not granted or been requested to grant waivers of any statute of limitations applicable to any claim for taxes that are still in effect. Since the date of the Financial Statements, Sento EU has made adequate provisions on its books of account for all taxes, assessments, and governmental charges respecting its business, properties, and operations for such period. To the extent required by applicable law, Sento EU has withheld or collected from payments made to each of its employees, the amount of all applicable taxes, including governmental taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

2.18	Employee Matters.

(a)         Schedule 2.18(a) of the Disclosure Schedules sets forth the name, title, and rate of compensation of each employee of Sento EU for the last full regular payroll period preceding November 30, 2007.

(b)        To the Seller’s Knowledge, none of the employees of Sento EU is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Sento EU or that would conflict with Sento EU’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Sento EU’s business by the employees of Sento EU, nor the conduct of Sento EU’s business as now conducted and as presently proposed to be conducted by Sento EU will, to the Seller’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any such employee is now obligated.

(c)         Except as set forth on Schedule 2.18(c) and to the Seller’s Knowledge, Sento EU is not delinquent in any payment to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. To the Seller’s Knowledge, Sento EU has complied with all applicable governmental labor laws, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law. Sento EU has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Sento EU and is not liable for any arrearages of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)        Except as set forth on Schedule 2.18(d), no employee is currently working or, to the Seller’s Knowledge, plans to work for a competitive enterprise, whether or not such employee is or will be compensated by such enterprise. Except as required by law, no severance or other payments will become due upon termination of the employment of any such employees.

(e)         Neither the Seller nor any Subsidiary has made any representations regarding equity incentives, bonuses, extraordinary compensation, or long-term compensation arrangements to any officer, employees, director, or consultant that are inconsistent with the terms set forth in the minutes of meetings or the Seller’s board of directors.

(f)        There are no contracts of service with any of the employees of Sento EU, nor any consultancy agreements with Sento EU, which cannot be terminated by three months’ notice or less or, where not reduced to writing by reasonable notice without giving rise to any claim for damages or compensation, subject to local law.

(g)        Other than as set forth in the Financial Statements or set forth on Schedule 2.18(g), Sento EU has no liabilities to any former employees for unpaid wages or for any form of severance or similar compensation.

(h)        Except as set forth in Schedule 2.18(h), no labor union has requested or, to the Seller’s Knowledge, has sought to represent any of the employees, representatives, or agents of Sento EU. There is no strike or other labor dispute involving Sento EU pending, or to the Seller’s Knowledge, threatened, that could have a Material Adverse Effect, and the Seller is not aware of any additional labor organization activity involving its employees.

(i)         None of the officers or directors of Sento EU, during the previous five years, has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent, or similar officer by a court for his business or property; (ii) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(j)         Except as accrued on the balance sheet dated March 31, 2007, or incurred since March 31, 2007 in the ordinary course of business and consistent with past practices, there is no additional vacation, sick, or other personal leave liability due the employees as of such date and all such amounts as have accrued through the Closing Date shall be properly recorded on the books and records of Sento EU as of the Closing Date.

2.19      Employee Benefit Plans. Schedule 2.19 of the Disclosure Schedules sets forth a description of every “employee benefit plan” maintained by Sento EU or to which Sento EU is obligated to contribute on behalf of any employee, including any “multiemployer plan.” Except as set forth in Schedule 2.19 of the Disclosure Schedules, each of the plans described on such Schedule complies in all material respects with applicable governmental requirements, where applicable. Sento EU has no un-funded pension liability to any person or entity in connection with any retirement plan, pension plan, or similar arrangement on a GAAP or liquidation basis. Sento EU has not incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” from any employer plan, and the Seller is not aware of any events that could result in any such partial or complete withdrawal. Sento EU has no obligations under any employee plan or otherwise to provide health benefits to former employees of the Seller or any Subsidiary, except as specifically required by law. There is no pending or, to the knowledge of Seller, threatened claim that alleges any violation of any governmental laws related to the employee plans by any employee of the Seller or any Subsidiary or any plan participant or beneficiary against any such plan.

2.20      Obligations to Related Parties. Except as described in Schedule 2.20 of the Disclosure Schedules, no employee, officer, director, or stockholder of Sento EU or member of his or her immediate family nor the Seller is indebted to Sento EU, nor is the Sento EU indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Seller or a Subsidiary, and (c) for other standard employee benefits made generally available to all employees. To the Seller’s Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Sento EU is affiliated or with which Sento EU has a business relationship, or any firm or corporation that competes with Sento EU, except in connection with the ownership of stock in publicly-traded companies. To the Seller’s Knowledge, no employee, officer, director, or stockholder, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with Sento EU, except as described in Schedule 2.20 of the Disclosure Schedules (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Seller).

2.21      Insurance. Schedule 2.21 of the Disclosure Schedules sets forth a complete list of all business liability, casualty, automobile, extended coverage, and other insurance policies in force that Sento EU maintains respecting its products, services, business, properties, and employees, showing for each type of coverage the policy limits, principal exclusions, deductibles, insurer, and other relevant information. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy.

2.22      Environmental and Safety Laws. Except as set forth in Schedule 2.22 of the Disclosure Schedules, Sento EU has complied in all material respects with all governmental standards, and other applicable statute, ordinance, rule, regulation, judicial order or decree, common law theory of liability, governmental or quasi-governmental directive or notice, or other law or matter existing on or after the Closing Date relating in any respect to occupational safety, health, or environmental protection (“Environmental Laws”) and all of its facilities, leaseholds, assets, and other property comply in all material respects with all Environmental Laws. There are no uncorrected violations by Sento EU of an Environmental Law, and there are no outstanding or threatened citations, notices, or orders of noncompliance issued to Sento EU or relating to its facilities, leaseholds, assets, or other property relating to Sento EU’s business. Sento EU has been issued all licenses, certificates, permits, or other authorizations required under any Environmental Law or by any governmental or quasi-governmental entity. There are not now and the Seller does not know, and has no reason to know, of any prior hazardous, toxic, dangerous, or otherwise environmentally unsound substance, waste, or other material, in whatever form, as defined or described in, or contemplated by, any Environmental Law and any other hazardous, toxic, dangerous, or otherwise environmentally unsound substance, waste, or other material in whatever form, or any other substance, waste or other material regulated by any Environmental Law (“Hazardous Substances”) (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled, or disposed of on, under, or at any real estate owned or occupied by Sento EU during the periods that the Seller or any Subsidiary owned or occupied such real estate, which if present on the real estate or in soils or ground water, could require remedial action. There are no conditions existing currently or likely to exist that would subject the Sento EU to liability under any Environmental Law.

2.23      Tax Advisors. Sento EU has reviewed with its tax advisors the governmental tax consequences of the transactions contemplated by this Agreement. The Seller relies solely on its own such advisors and not on any statements or representations of the Buyer or any of its agents, written or oral. The Seller and Buyer understand that they are individually responsible for their respective tax liabilities that may arise as a result of the transactions contemplated by this Agreement.

2.24     Assumed Contracts. (i) Each Assumed Liability was entered into at arms’ length in the ordinary course and consistent with past practices of Sento EU, (ii) Sento EU has performed and is performing in all material respects all obligations required to be performed by it under Assumed Liabilities, and (iii) neither Sento EU nor, to Seller’s Knowledge, any other party thereto is in material default under any Assumed Liability. Sento EU has not received any notice of default under any Assumed Liability, nor has any event occurred which with notice or lapse of time or both which would constitute a default by Sento EU thereunder, or would permit modification, cancellation, acceleration or termination of any Assumed Liability. Each of the Assumed Liabilities is in full force and effect and to the Seller’s Knowledge, is valid and binding upon and enforceable against the parties thereto, except as such enforceability may be limited by applicable legal requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). No consent or approval of or by any person that has not already been obtained is to Seller’s Knowledge required in order that the Assumed Liabilities continue in full force and effect following the consummation of the transactions contemplated hereby, and to the Seller’s Knowledge, no such Assumed Liability includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such Assumed Liability, to give rise to, enlarge, or accelerate any obligations of Sento EU thereunder, or to give additional rights to any other person, upon or by reason of the consummation of the transactions contemplated hereby. True, complete and correct copies of all Assumed Liabilities have heretofore been delivered to the Buyer. There are to the Seller’s Knowledge, no disputes under any Assumed Liability.

2.25	Share Capital

(a)        Complete details regarding the outstanding, issued and allotted shares of Sento EU are provided at Schedule 2.25. There are no disputes in relation to the shareholding of Sento EU.

(b)       Sento EU has not bought back, repaid or redeemed or agreed to buy back, repay or redeem any of its shares or otherwise reduced or agreed to reduce its capital or purchased any of its own capital or carried out any transaction having the effect of a buy-back or reduction of capital.

(c)        There are no Encumbrances, outstanding options, warrants, rights (including conversion or pre-emption rights) or agreements for the subscription or purchase from Sento EU of any shares in the capital stock of Sento EU or any securities convertible into or ultimately exchangeable or exercisable for any capital stock of Sento EU, including voting agreements. The

Purchased Assets when transferred to the Buyer will not be subject to any pre-emptive rights, rights of first refusal or other rights pursuant to any existing agreement or commitment of Sento EU or the Seller.

(d)        No voting or similar agreements exist in relation to the shares or governance of Sento EU.

2.26      Disclosure. To the Seller’s Knowledge, none of the representations or warranties made by the Seller in this Section 2, in the Disclosure Schedules, or in the certificates of the Seller delivered in connection with the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances in which they were made. The Seller has no knowledge of any existing event, condition, or set of circumstances relating to Sento EU that is not disclosed in this Agreement or the Disclosure Schedules that has had or is reasonably likely to have a Material Adverse Effect.

2.27.     NO ADDITIONAL REPRESENTATIONS. THE SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLER, THE SUBSIDIARIES OR ANY ASSETS, PROPERTIES OR RIGHTS OF THE SELLER OR THE SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE SELLER AND ITS SUBSIDIARIES, SHALL BE “AS IS”, “WHERE IS” AND “WITH ALL FAULTS.”

Section 3

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller as follows.

3.1        Organization, Good Standing, and Qualifications. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the country of India. The Buyer has all requisite power and authority to execute and deliver this Agreement and the agreements and instruments to be executed and delivered by Buyer pursuant to this Agreement (the “Buyer Agreements”), to purchase the Purchased Assets hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Buyer Agreements.

3.2        Authorization. All action on the part of the Buyer necessary for the authorization, execution, delivery, and performance of this Agreement and the Buyer Agreements, and the performance of all of the Buyer’s obligations under this Agreement and the Buyer Agreements, has been taken. This Agreement and the Buyer Agreements, when executed and delivered by the Buyer, will constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with their terms except (i) as limited by laws of general application relating to bankruptcy, insolvency, and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief, or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions may further be limited by applicable laws and principles of public policy.

3.3        Governmental Consents. No consent, approval, authorization, order, filing, registration, or qualification of or with any court, governmental authority, or third person is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement and the Buyer Agreements by the Buyer or the performance of the Buyer’s obligations hereunder or thereunder, other than filing requirements that may be applicable to the Buyer under Indian exchange control and securities laws.

3.4        Compliance with Other Instruments. The execution and delivery of this Agreement and the Buyer Agreements by the Buyer and the performance by the Buyer of its obligations hereunder and thereunder will not result in any material violation of, or materially conflict with, or constitute a material default under, the Buyer’s articles of incorporation or bylaws, each as amended to date, or any of its agreements, nor, to the Buyer’s knowledge, except for secured bank borrowings to fund payment of a portion of the Purchase Price, result in the creation of any material mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Buyer, or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Buyer, its business or operations, or any of its assets or properties.

3.5        No Brokers or Finders. The Buyer has not engaged any brokers, finders, or agents in connection with this Agreement. The Seller has not and will not incur, directly or indirectly, as a result of any action taken by the Buyer, any liability for brokerage or finders’ fees, agents’ commissions, or any similar charges in connection with this Agreement.

3.6        Disclosure. None of the representations or warranties made by Buyer in this Section 3 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances in which they were made.

3.7        No Future Guaranty. Buyer understands and agrees that except as stated specifically to the contrary herein, Seller has made no representations or warranties regarding the future of the business and that, after the Closing Date and only except as stated specifically to the contrary herein, Seller will be deemed to have specifically disclaimed any liability whatsoever regarding the future profitability of the business, sales levels, general business prospects for the business, retention of customers, retention of employees, continuation of contracts, retention of business contacts, retention of supply sources, business prospects in general or regarding general economic conditions relative to the business.

Section 4

Special Covenants

4.1        Access to Properties and Records. From the date of this Agreement until the Closing Date, the Seller will afford to the officers and authorized representatives of the Buyer, upon reasonable prior notice, full access during normal business hours to the properties, books and records of Sento EU, and upon reasonable request, the employees, customers and suppliers of Sento EU in order that the Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Sento EU, and the Seller will furnish the Buyer with such additional financial and operating data and other information as to their business, properties, customers and suppliers as the Buyer shall from time to time reasonably request. If Buyer desires to contact any vendors and customers of Sento EU during such period, Buyer will notify Seller, and Seller shall have the right to contact such vendors and customers to inform them that Buyer intends to contact them and to participate in any discussions between Buyer and such vendors and customers. Any such investigation by Buyer shall be conducted in such a manner as not to interfere unreasonably with the operations of Sento EU and all information obtained in connection with such investigation shall be treated as confidential. Upon completion of the meetings/ discussions with the vendors and customers of Sento EU, if the Buyer acting in good faith, is not satisfied with the outcome of such meetings/ discussions as regards service levels, customer satisfaction and/ or continuation of existing arrangements with such customers and vendors, then the Buyer shall have the right to forthright terminate this Agreement without any liabilities or obligations whatsoever.

4.2        Action Prior to Closing. From and after the date of this Agreement until the Closing, and except as set forth in the Disclosure Schedules or as permitted or contemplated by this Agreement, unless the Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Seller will, and the Seller will cause each Subsidiary to do, all of the following:

(a)         To carry on its business in substantially the same manner as it has heretofore;

(b)        To maintain and keep its assets in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)         To maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it to the extent available at reasonable cost;

(d)        To perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)         To maintain and preserve its business organization intact and maintain and preserve the goodwill of the suppliers, distributors, contractors, subcontractors, licensors, strategic partners, customers, employees (full-time, part-time, and temporary), consultants, and others having a business relationship with Sento EU; and

(f)         To fully comply with and perform in all material respects all obligations and duties imposed upon it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

4.3        Action Prohibited Prior to Closing. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement until the Closing, the Seller will not do, and the Seller will not allow or permit any Subsidiary to do, any of the following:

(a)         Declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(b)        Make any cash payment other than in the ordinary course of business or for the payment of taxes owed by Sento EU;

(c)         Enter into any contract, agreement, obligation, instrument, understanding or arrangement, requiring the payment by Sento EU in the aggregate, of more than $10,000 other than in the ordinary course of business consistent with past practice;

(d)        Acquire or agree to acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than for the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

(e)         Sell, lease, exchange, mortgage, pledge, transfer, or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any assets material to Sento EU or their respective business (other than sales in the ordinary course of business);

(f)         Initiate, solicit, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any transaction that would be inconsistent with the transactions contemplated by this Agreement, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain such a competing transaction, or agree to or endorse any competing transaction, or authorize or permit any of the officers, directors or employees of Sento EU or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller to take any such action, and the Seller shall promptly notify the Buyer of all relevant terms of any such inquiries and proposals received by the Seller or any officer, director, investment banker, financial advisor, attorney, accountant, or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Seller shall promptly deliver or cause to be delivered to the Buyer a copy of such inquiry or proposal;

(g)        Release any third party from its obligations or grant any consent under any existing standstill provision relating to a competing transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(h)        Adopt or propose to adopt any amendments to its articles of incorporation or its bylaws that would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

(i)         Settle or compromise any account receivable or other present or future obligation of a third party owed to Sento EU or amend or modify the terms thereof in a manner more favorable to the obligor thereof;

(j)         Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization of Sento EU;

(k)        Pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction of any such claims, liabilities, or obligations (i) reflected on, or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) of Sento EU, (ii) incurred in the ordinary course of business consistent with past practice, or (iii) that are legally required to be paid, discharged, or satisfied;

(l)         Knowingly take, or agree to commit to take, any action that would make any representation or warranty of the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing;

(m)       Engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Sento EU’s affiliates, other than pursuant to such agreement, arrangements, or understandings existing on the date of this Agreement or as disclosed in writing to the Buyer on the date hereof or that are contemplated under this Agreement; provided that, the Seller provides the Buyer with all information concerning any such agreement, arrangement, or understanding that the Buyer may reasonably request;

(n)        Engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures, or derivative instruments;

(o)        Materially increase any rate of compensation, commission, or bonus to any director, officer, or employee;

(p)       Increase the amount borrowed under any currently existing lending arrangement or enter into any agreement relating to the restructure thereof; or

(q)	Agree in writing or otherwise to do any of the foregoing.

4.4	Communication and Cooperation.

(a)        From the date hereof through the Closing, the Seller shall confer, upon reasonable request with one or more designated representatives of the Buyer, to report material operational matters and the general status of ongoing operations of Sento EU. The Seller shall promptly notify Buyer of the occurrence of any material change in the financial condition, results of operations, properties, business, or prospects of Sento EU, whether or not deemed to constitute a Material Adverse Effect, and shall keep the Buyer fully informed of such events and permit Buyer’s representatives to participate in certain discussions relating thereto.

(b)       The Seller agrees to take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the Buyer’s obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of the Seller.

4.5        Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including obtaining all consents, authorizations, orders, and approvals of any third party, whether private or governmental, required in connection with such party’s performance of such transactions, and each of the Parties hereto shall cooperate with the others in all of the foregoing.

4.6        Public Announcements. Upon execution of this Agreement, no party shall make, or allow any affiliate, agent, or representative thereof to make, any public announcements regarding this Agreement or the transactions contemplated hereby or thereby, including any announcement to any governmental authorities, employees, customers, suppliers, or the general public, without the prior written approval of the other party; provided, however, that each party may make such announcements and such other disclosures as such party shall determine are required to be made by applicable law.

4.7	Exclusivity.

(a)        In consideration of the expenditure of funds by the Buyer towards the due diligence respecting the transaction contemplated hereby, except as provided herein, from and after the date of acceptance of this Agreement (and any amendments thereto) (the “Acceptance Date”), and until the earlier of either the Closing Date or January 15, 2008, neither the Seller, any Subsidiary, or their representatives, employees and agents, shall, directly or indirectly:

(i)        Solicit or encourage submission of inquiries, proposals, or offers from any other party relative to the purchase of the capital stock of Sento EU, a tender or exchange offer, a merger, a consolidation, a business combination, or the purchase, lease, or other use of all or any material part of the assets of Sento EU (an “Acquisition Proposal”);

(ii)       Enter into any transaction or negotiate with any party other than the Buyer relative to an Acquisition Proposal;

(iii)      Provide further information to any party other than the Buyer relating to any possible Acquisition Proposal;

(iv)      Disclose to any third party, other than the Buyer’s attorney or other professional advisors on a confidential basis, the Seller’s willingness to consider an Acquisition Proposal, or the Seller’s non-public financial or operating information relative to the Acquisition Proposal; or

(v)	Discuss the existence or substance of this Agreement with any third party.

If at any time during the period described above, the Seller or any Subsidiary receives an Acquisition Proposal, he or it will immediately notify the Buyer of said offer or proposal, the identity of the party making the offer or proposal, and the specific terms of such offer or proposal.

(b)

(i)        Nothing contained in this Agreement shall prevent the Seller or its board of directors from, to the extent the Seller’s board of directors, after consultation with outside legal counsel acceptable to the Buyer, determines that the failure to do so would be inconsistent with its fiduciary obligations, prior to the date the Seller’s shareholders approve the transactions contemplated by this Agreement, providing information to or engaging in any negotiations or substantive discussions with any person who has made an unsolicited bona fide written unconditional Acquisition Proposal which involves payment of a price which is at least 10% higher than the Purchase Price for the Purchased Assets by such person that the Seller’s board of directors determines in good faith, taking into account the likelihood of financing, shareholder approval and other requirements for consummation, after consultation with a reputable financial advisor, is superior to the transactions contemplated by this Agreement (a “Superior Proposal”). Notwithstanding anything in this Agreement to the contrary, the Seller’s board of directors or any committee thereof may at any time prior to the date the Seller’s shareholders vote to approve the transactions contemplated by this Agreement upon one business day prior written notice to the Buyer, (i) withdraw (or amend or modify in a manner adverse to the Buyer), or publicly propose to withdraw (or amend or modify in a manner adverse to the Buyer), the approval, recommendation or declaration of advisability by the Seller’s board of directors or any such committee thereof of this Agreement or the transactions contemplated hereby or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal as stated above, if in the good faith opinion of such board of directors after receiving a written confirmation from an outside legal counsel as stated above, the failure to do so would be inconsistent with its fiduciary obligations.

(ii)       It is agreed and acknowledged that in the event that the Seller chooses not to complete the transactions contemplated under this Agreement pursuant to Section 4.7(b)(i) above, the Seller shall pay to the Buyer an amount equivalent to 10% of the

Purchase Price as break fee. This Section 4.7 (b)(ii) shall expire if no Superior Proposal is received in terms of Section 4.7 (b)(i) either prior to Closing or prior to termination of this Agreement pursuant to Section 7.1, whichever is earlier.

(c)       In consideration for being furnished with the due diligence and evaluation material, the Buyer and its affiliates agree that for a period of three (3) months from the Acceptance Date, unless the Seller’s board of directors shall otherwise specifically request in writing in advance and except as contemplated hereby, neither the Buyer nor any of its affiliates will (and will not at any time during such period assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or act in concert or participate with or encourage other persons to), directly or indirectly:

(i)        Acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any securities or assets of the Seller or an affiliate thereof, including, without limitation, rights or options to acquire such ownership;

(ii)       Seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of Seller or any affiliate thereof, by means of a solicitation of proxies or consents with respect to any securities of the Seller or any affiliate thereof, participating in any election contest, contacting any person relating to any of the matters set forth in this Agreement or seeking to influence, advise or direct the vote of any holder of voting securities of the Company;

(iii)      Offer, seek or propose any merger, consolidation, business combination, recapitalization, restructuring or other extraordinary transaction with respect to the Seller or any affiliate thereof or any of their respective businesses;

(iv)      Make a request to amend or waive this provision or any other provision of this paragraph;

(v)       Make any public disclosure with respect to any of the matters set forth in this Agreement except as required by law or stock exchange rule; or

(vi)      Enter into any discussions, negotiations, arrangement or understandings with any third party with respect to any of the foregoing.

4.8       Allocation of Purchase Price. The allocation of the Purchase Price among the assets purchased pursuant to this Agreement shall be determined in accordance with section 1060 of the Code. For purposes of and consistent with section 1060 of the Code, the fair market value of such assets and the allocation of the purchased price among such assets shall be determined by mutual agreement of Buyer and Seller. If Buyer and Seller are unable to agree as to such allocations, such determination and allocation shall be determined by a third party mutually selected by Buyer and Seller. All tax returns and reports filed by Buyer and Seller with respect to the transactions contemplated by this Agreement shall be consistent with such allocation. Buyer shall prepare one or more Forms 8594, Asset Acquisition Statement Under Section 1060, as required by section 1060 of the Code, and shall furnish a copy of each such form to Seller, which Seller agrees to file with its tax returns where required by law. Buyer and Seller agree to share information and cooperate to the extent necessary to permit the transactions contemplated by this Agreement to be properly, timely, and consistently reported.

4.9       Taxes. The Seller and the Buyer shall prorate, as of the Closing Date, and pay any governmental taxes payable in the appropriate tax year as determined by tax advisors. Any tax (including a value added tax, use tax, real property transfer tax, or other tax) directly attributable to the sale or transfer of the Purchased Assets or forgiven liabilities shall be paid by the Buyer. The Buyer and the Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such taxes.

4.10     Discharge of Liabilities. The Seller covenants and agrees that it will pay and discharge, and hold the Buyer harmless from, each and every liability and obligation of the Seller in respect of its business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by the Buyer at the Closing pursuant to this Agreement, it being understood and agreed that the Buyer is assuming no liabilities or obligations of the Seller other than liabilities and obligations so expressly assumed by the Buyer. Seller shall use its best interests to provide a release, in form and substance reasonably satisfactory to the Buyer and its counsel, from each creditor of the Seller paid pursuant to this section.

4.11      Use of the Names of the Sento EU entities. Subject to the provisions of the ExhibitB, the trade names of Sento EU shall be made available for use by the Buyer. No remuneration, whether by way of royalty or otherwise, shall be payable to the Seller in respect of the use of the said trade names.

4.12     Waiver of Rights. The Seller shall cause a person authorized by Sento EU to issue, prior to Closing, a certificate to the Buyer in the form and substance satisfactory to the Buyer confirming that the Seller, simultaneous with the Closing, waives all rights and privileges conferred upon it or any other Person which may exist in relation to the shares under the constitutional documents of Sento EU or otherwise and such rights stand revoked with effect from Closing. Copies of any documents/letters issued by the Seller in this regard shall also be handed over to the Buyer along with the certificate mentioned aforesaid.

4.13	Non- Compete Obligations

(a)

In order to enable Sento EU to fully and effectively conduct its operations as intended by the Parties to this Agreement, the Seller together with Mr. Tom Tyler, an employee of Sento Corporation (the “Covenanters”) agree and undertake that commencing from the Closing Date and for a period of two (2) years thereafter:

(i)

Neither of them shall engage in or, directly or indirectly, participate in the ownership, management, operation or control of, or have any financial interest in or aid or assist any Person in a Competing Business in Europe, except for any passive minority investment in any publicly traded/ listed company engaged in the Competing Business where such investment does not exceed 5% of the issued and paid-up share capital of such company;

(ii)	Neither of them shall, directly or indirectly, employ or solicit the employment of any of the employees of Sento EU, the Buyer or any of Sento EU and the Buyer’s Affiliates;
(iii)	Neither of them shall act as an advisor, consultant, trustee or agent for any third Person who is engaged or financially interested in or proposes to start any Competing Business in Europe; and
(iv)

Neither of them shall solicit, directly or indirectly or in affiliation with any other Person, any of the present or future customers or clients of Sento EU and the Buyer and its Affiliates in Europe for the purpose of offering or providing to such customers or clients, products and services the same as or similar to those offered by Sento EU and the Buyer and its Affiliates in Europe.

(b)

The Covenanters acknowledge that the receipt of the Purchase Price by the Seller represents adequate consideration for such restrictions and that the restrictions contained in Section 4.13 above are an integral and operative part of the consideration for the transactions contemplated herein.

(c)	The Seller will insure that prior to Closing Date, each of the other Covenanters shall confirm in writing to the Buyer their acceptance of the obligations/ covenants set out in this Section 4.13.

Section 5

Conditions to Buyer’s Obligation to Close

The Buyer’s obligation to purchase the Purchased Assets at the Closing (except as otherwise indicated) is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Buyer.

5.1        Representations and Warranties. The representations and warranties made by the Seller in Section 2 (as modified by the disclosures on the Disclosure Schedules) shall be true and correct as of the date of Closing with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or relate solely to a particular date or period shall be true and correct as of such date or period.

5.2        Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the Seller on or prior to the Closing including but without limitation, those referred to in Section 6.5 of this Agreement,                shall have been performed or complied with as of the date of Closing.

5.3        No Material Adverse Effect. Between the date hereof and the date of the Closing, there shall have been no Material Adverse Effect on Sento EU, in the reasonable commercial judgment of the Buyer.

5.4        Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful sale of the Purchased Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby (except for such as may be properly filed subsequent to Closing), including but without limitation, written consent of Fortis under the Sento EU AR Factoring contract, written consent of AG Bell under the EU Outsourced Service contract and consents under the leave contracts listed in Schedules 2.9(a)(1) and 2.9(a)(2) shall be obtained and effective as of the Closing.

5.5       Assignment of Income from Logitech. The Seller shall have procured and delivered to the Buyer, documentation including but not limited to board minutes, letters, documents, deeds and agreements evidencing assignment of the entire existing income generated from Logitech in favor of Sento EU with effect from the Closing Date.

5.6       Confirmation by Covenanters. Each of the Covenanters (other than the Seller) shall have confirmed acceptance of the obligations and covenants set out in Section 4.13 in a form satisfactory to the Buyer.

5.7        Assignment and Assumption Agreement. The Parties shall have executed the Assignment and Assumption Agreement in a form satisfactory to the Buyer.

5.8        Assignment of Customer Contracts. The Seller shall have procured and delivered to the Buyer, documentation including but not limited to board minutes, letters, documents, deeds and agreements evidencing assignment of the customer contracts executed by Sento Corporation, and Buyer shall have assumed all liabilities and obligations relevant to the same customer contracts, as listed in an assignment and assumption agreement to be executed between the Seller and the Buyer (“Assignment and Assumption Agreement”), in favor of Sento EU with effect from the Closing Date.

5.9       Termination of all related/ affiliated party transactions. The Seller shall have caused termination, to the Buyers’ satisfaction, of all related/ affiliated party transactions or arrangements that Sento EU is party to, unless the Buyer specifically requires continuance of any such arrangements.

5.10

Forgiveness Letter. The Seller shall have procured and delivered to Sento EU (with a copy to the Buyer) a certificate in form and substance reasonably satisfactory to the Buyer and Sento EU certifying and acknowledging that in consideration of the Purchase Price and other good and valuable consideration, effective upon the Closing, the Seller, for itself and its heirs, executors, administrators, successors and assigns, fully, unconditionally and knowingly waives/ forgives/ releases and forever discharges Sento EU and its employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether now existing or known to the extent of an amount necessary to cause Sento EU to have a net asset value of Eight Hundred Thousand Dollars ($800,000) at Closing;

5.11

Handing over of source codes. The Seller shall have procured and delivered to the Buyer, complete copies of the source codes pertaining to software tools referred to as Platinum Service, WARP, WESP, E-mail Webforms and Superior Service Survey Portal.

5.12      Assumed Liabilities. The Seller shall have procured and delivered a list in a form and substance satisfactory to the Buyer, of all the existing obligations and liabilities associated with the Purchased Assets and previously incurred in the name of the Seller which are required to be assumed by the Buyer at Closing.

5.13	Closing Deliverables. The Seller shall have delivered to Buyer the following:

(a)        The stock powers, bills of sale, assignments, and other documents and instruments of conveyance and transfer, all in form and substance satisfactory to the Buyer and its counsel, necessary to vest marketable title in the Buyer to all the rights, interests, assets, and properties to be acquired by the Buyer pursuant to this Agreement including but without limitation, in relation to the Purchased Assets;

(b)	The Assignment and Assumption Agreement;

(c)        Originals or copies of all of Sento EU’s agreements, contracts, and commitments assumed by the Buyer hereunder;

(d)       (i) list of all of the customers, suppliers, subcontractors and employees (including full-time, part-time, and temporary) of Sento EU, including addresses and telephone numbers; (ii) list of all the guarantees provided by the Seller for and on behalf of Sento EU; (iii) list of all the insurance policies procured by the Seller for Sento EU ;

(e)        All certificates, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered by the Seller at or prior to the Closing;

(f)         A certificate executed on behalf of the Seller, in form and substance reasonably satisfactory to the Buyer and its counsel, certifying the satisfaction of the conditions to Closing listed in Sections 5.1, 5.2 and 5.3 and a certificate certifying that between the date hereof and the date of the Closing, there shall have been no Material Adverse Effect on the Seller;

(g)        A certificate of the secretary or assistant secretary of the Seller in form and substance reasonably satisfactory to the Buyer, as to (i) the resolutions unanimously adopted by the board of directors of the Seller authorizing the execution, delivery, and performance of this Agreement, the Seller Agreements, and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of the Seller executing this Agreement or other agreements, documents, and certificates contemplated by this Agreement;

(h)       Effective written resignations of directors (who have been nominated by the Seller) of Sento EU to relinquish the office of directorship or any other office or employment or contract with Sento EU. Such written resignations shall contain a confirmation that the directors have no claim against Sento EU for compensation for loss of office or termination of employment or otherwise whether statutory or otherwise or for unpaid remuneration.

(i)          The Intellectual Property License Agreement in the form attached hereto as Exhibit B. With this agreement the Buyer is granted a perpetual, unconditional, irrevocable, fully paid, transferable, sub-licensable and exclusive, license to access and use the intellectual property defined in Schedule 5.13, for Authorized Use (as defined in Exhibit A) only by the Buyer.

(j)        Post- Closing, Sellers shall provide Buyer with a letter from the owners/ shareholders of XtraTime, Inc. (i.e., the former owners of Sento EU), in a form acceptable to the Buyer, unconditionally releasing/discharging Sento EU from all claims/actions/liabilities related to the future earnings of Sento EU.

Such other items as may be reasonably requested by the Buyer hereto and its legal counsel in order to effectuate or evidence the transactions contemplated hereby.

5.14      Consents and Waivers. The Seller shall have obtained and delivered to the Buyer the following:

(a)        Any and all consents, permits, and waivers necessary for the performance by the Seller of its obligations pursuant to this Agreement, including those required, if any, from lenders and customers of Sento EU;

(b)       The confirmation (including the written release of the Seller when requested by the Buyer) of all arrangements from each landlord, lessor, supplier and other creditor of Sento EU; and

(c)        The waiver of all rights to the vesting of any unvested options following the Closing by each employee of Sento EU who holds unvested options to purchase shares of common stock of the Seller; and

5.15      Due Diligence. The Buyer shall have completed to its satisfaction, in its sole discretion, such investigations and other due diligence inquiries as it may desire.

5.16     The Seller shall have delivered true copies of the audit reports of Sento EU for the fiscal years ended March 31, 2006, March 31, 2007 and un-audited interim financial statements for the period ended on the last day of the calendar month immediately preceding the month on which Closing occurs, prior to the Closing Date.

5.17     Escrow Agreement. The Seller shall have executed an escrow agreement (“Escrow Agreement”) for appointment of the Escrow Agent who will be required to hold the Purchased Assets and the Purchase Price in escrow as contemplated hereunder, in a form mutually agreed to between the Parties.

5. 18 Interdependence of Obligations. All deliverables and conditions set out in this Section 5 shall be interdependent on one another and unless all such conditions have been satisfied or as the case may be, obligations performed, (to the extent not waived), Closing shall not deem to have occurred.

Section 6

Conditions to Seller’s Obligation to Close

The Seller’s obligation to sell the Purchased Assets at the Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived by the Seller.

6.1        Representations and Warranties. The representations and warranties made by the Buyer in Section 3 shall be true and correct when made and shall be true and correct as of the date of the Closing.

6.2        Covenants. All covenants, agreements, and conditions contained in the Agreement to be performed by the Buyer on or prior to the date of the Closing shall have been performed or complied with as of the date of the Closing.

6.3        Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful sale of the Purchased Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby (except for such as may be properly filed subsequent to Closing) shall be obtained and effective as of the Closing.

6.4	Closing Deliverables. The Buyer shall have delivered the following:

(a)	Payment of the Purchase Price to Seller as provided herein;

(b)       All certificates, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered by the Buyer at or prior to the Closing,;

(c)         A certificate executed on behalf of the Buyer, in form and substance reasonably satisfactory to Seller and its counsel, documenting the consent of persons nominated by the Buyer to act as directors on the board of Sento EU, and the satisfaction of all other conditions to Closing listed in Sections 6.1 and 6.2;

(d)      A certificate of the secretary or assistant secretary of Buyer in form and substance reasonably satisfactory to Seller, as to (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement, the Buyer Agreements, and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement or other agreements, documents, and certificates contemplated by this Agreement;

(e)        Such other items as may be reasonably requested by the Seller hereto and its legal counsel in order to effectuate or evidence the transactions contemplated hereby.

6.5       Immediately upon the delivery of the aforesaid documents by the Seller and the Buyer, the Seller shall cause a meeting of the directors of Sento EU to be held on the Closing Date at which meeting, the Seller shall cause resolutions of the board of directors of Sento EU to approve the following matters in seriatim:

(a)        register of the transfer of the Purchased Assets in the name of the Buyer or its nominees;

(b)       appointment of such persons as the Buyer nominates as additional directors on the board of Sento EU;

(c)        acceptance of the letters of resignation of the Sellers’ nominees resigning from the board of Sento EU.

6.6        Consents and Waivers. The Buyer shall have obtained any and all consents, permits, and waivers necessary for the performance by the Buyer of its obligations pursuant to this Agreement.

6.7        Assignment and Assumption Agreement. The Buyer shall have executed the Assignment and Assumption Agreement and shall have delivered the same to the Seller.

6.8        Escrow Agreement. The Buyer shall have executed the Escrow Agreement and shall have delivered the same to the Seller.

Section 7

Termination

7.1        Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a)	By the written consent of the Buyer and the Seller;

(b)        By either the Buyer or the Seller in the event the transactions contemplated hereby have not been closed on or before January 15, 2008, and the party seeking to terminate is not in material breach or default of any provision of this Agreement;

(c)         By the Buyer if the Seller shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Seller contained herein shall be inaccurate in any material respect so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within 10 days after Buyer has notified the Seller in writing of its intent to terminate this Agreement pursuant to this subsection (c);

(d)        By the Seller if the Buyer shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Buyer contained herein shall be inaccurate in any material respect so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within 10 days after Seller has notified Buyer in writing of its intent to terminate this Agreement pursuant to this subsection (d).

(e)         By the Seller if, prior to the Closing Date and the Seller’s board of director’s vote to approve the transactions contemplated by this Agreement, (i) the Seller’s board of directors has received a Superior Proposal, subject to the provisions of Section 4.7(b) (ii) in light of such Superior Proposal the Seller’s board of directors shall have determined in good faith in accordance with the provisions of Section 4.7(b), that proceeding with the transactions contemplated by this Agreement would be inconsistent with fiduciary obligations of the board of directors of the Seller, (iii) the Seller has complied in all material respects with Section 4.7, and (iv)  the Seller’s board of directors concurrently approves, and the Seller concurrently enters into, a binding definitive written agreement providing for the implementation of such Superior Proposal; provided that the Seller may not effect such termination pursuant to this Section 7.1(e) unless and until (x) the Buyer receives at least seven calendar days’ prior written notice from the Seller of its intention to effect such termination pursuant to this Section 7.1(e); and (ii) during such seven calendar day period, the Seller shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that the Buyer may propose (it being understood that in the event of any material revisions to the Superior Proposal, the Seller shall be required to deliver a new written notice to the Buyer pursuant to this Section 7.1(e) and to comply with the requirements of this Section 7.1(e) with respect to such new written information, except that all references in this proviso to seven calendar days shall be deemed to be references to five calendar days in such event).

(f)        Delivery by the Parties of a Withdrawal Notice to the Escrow Agent shall constitute mutual termination of this Agreement.

7.2        Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give 10 days’ advance written notice of such termination to the other parties to this Agreement.

7.3       Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, the Seller and the Buyer shall be obliged to issue the Withdrawal Notice (as that term is defined under the Escrow Agreement) following which all further obligations of the Parties under this Agreement shall, subject to Section 4.7 (b)(ii), be terminated without further liability of any party to the other, no obligation, right, remedy, or liability shall arise hereunder, and the Parties shall bear their own costs incurred in connection with the preparation and execution of this Agreement and the negotiation of the transactions contemplated hereby, except for any breach of any representation, warranty or covenant in this Agreement by such party prior to such termination, in which case such party shall reimburse the non-breaching party for its reasonable third-party costs incurred in connection with the preparation and execution of this Agreement. Such reimbursement of expenses shall be the exclusive remedy to the non-breaching party, unless the breach or default is willful.

Section 8

Indemnification

8.1	Indemnification.

(a)         The Seller, on the one hand, and the Buyer, on the other, shall indemnify and hold harmless the other, and their respective officers, directors, shareholders, parent company, representatives and agents, from all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, Expenses, and disbursements (collectively, “Indemnitee Losses”) arising or resulting from (i) any inaccuracy in or breach of any representation or warranty of such party set forth in this Agreement (including the Disclosure Schedules) or any other agreement, instrument or document delivered in connection herewith, or (ii) any breach by such party of a covenant or obligation of such party in this Agreement (including the Disclosure Schedules) or any other agreement, instrument or document delivered in connection herewith. Without limiting the foregoing, (x) the Seller agrees to and does hereby indemnify and hold the Buyer harmless from all Indemnitee Losses resulting or arising from any liabilities or obligations of the Seller not expressly assumed by Buyer hereunder (whether accrued, absolute, fixed, contingent, liquidated or unliquidated, and whether due or to become due), and also arising from any government authority or courts trying to set aside any part of this Agreement; and (y) the Buyer agrees to and does hereby indemnify and hold the Seller harmless from all Indemnitee Losses resulting or arising from any liabilities or obligations of the Seller expressly assumed by Buyer hereunder. Notwithstanding the foregoing, in no event shall the Purchase Price be specifically set aside for purposes of the payment of any Indemnitee Losses of the Buyer except that, the Buyer reserves the right, exercisable at its reasonably applied sole discretion to deduct the amount necessary to make good the Indemnitee Losses suffered by the Buyer from the Retention Amount. “Expenses” shall include all reasonable out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. The cumulative aggregate indemnification obligation of Seller, on the one hand, and the Buyer, on the other hand, hereunder shall not exceed the Purchase Price. Further, no claim for indemnity shall be made unless and until the aggregate amount of all claims hereunder shall have reached $50,000 and when so reached the claim shall commence from the first dollar, provided that every individual claim of $1,000 or less shall be ignored altogether and shall not be liable to any indemnifications.

(b)

The Seller agrees that in the event of the Buyer making a claim against the Seller, the Seller shall not pursue any claim, seek damages, reimbursements or contribution from Sento EU in respect of such claim. The Seller shall indemnify Buyer from all claims related to the future earnings of Sento EU by the owners/ shareholders of XtraTime, Inc. (the former owners of Sento EU).

(c)         Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or Proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure to promptly provide such notice (so long as such notice is provided prior to the expiration of any applicable period specified in Section 10.3) shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim or Proceeding by a third party for which it may be entitled to indemnification hereunder (“Third-Party Claim”) without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

(d)        In connection with any Third-Party Claim, the Indemnifying Party, at its sole cost and expense, upon written notice to the Indemnified Party, may assume the defense of any such claim or Proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Proceeding, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or Proceeding resulting therefrom within 30 days after the date of such claim or Proceeding, (a) the Indemnified Party may defend against such claim or Proceeding, in such manner as it may deem appropriate, including settling such claim or Proceeding, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or Proceeding or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim or Proceeding in a reasonably prudent manner.

8.2        Reduction for Insurance Proceeds; Mitigation. If the Buyer actually receives any insurance proceeds following an indemnification payment by the Seller and the proceeds relate to the same events for which such indemnification payment was made, the Buyer shall return the indemnification payments to the Seller, up to the actual amount of insurance proceeds received in respect of such same events, net of any federal and state income tax effects to the Buyer. Each of the parties agrees to take all reasonable steps to mitigate their respective Indemnified Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Indemnified Losses that are subject to indemnification hereunder.

Section 9

Choice of Law; Jurisdiction; Dispute Resolution

9.1        Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Sacramento, California (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

9.2	Consent to Jurisdiction.

(a)         Subject to the arbitration provisions of Section 9.5 below, each of the Parties hereto hereby consents to the nonexclusive jurisdiction of all state and federal courts located in Sacramento, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any Proceeding arising out of, or in connection with, this Agreement or any of the related agreements or any of the transactions contemplated hereby or thereby, including any Proceeding relating to ancillary measures in aid of arbitration, provisional remedies and interim relief, or any Proceeding to enforce any arbitral decision or award.

(b)        Each Party covenants that it shall not challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(c)         Each of the Parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 10.3.

9.3        Waiver of Jury Trial. WITHOUT LIMITING THE PROVISIONS OF SECTION 9.5 RELATING TO ARBITRATION, EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS AND DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.4        Equitable Remedies. The Parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the Parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the Parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin, and prevent breaches of this Agreement by the other Parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other Parties are entitled to at law or in equity.

9.5        Arbitration. Except as provided in Section 9.4 hereof, in the event of any dispute arising out of or relating to this Agreement, the agreements and instruments attached hereto as exhibits or any of the transactions contemplated hereby or thereby (“Covered Dispute”), the Parties shall resolve such dispute in accordance with the provisions of this Section 9.5. Immediately following notice by one party to the other of the existence of a Covered Dispute, the Parties shall attempt in good faith to settle the Covered Dispute. In the event the Covered Dispute is not settled within 15 calendar days after the notice of the existence of the Covered Dispute, the Parties shall submit the Covered Dispute to binding arbitration.

(a)         All Proceedings pursuant to this Section 9.5 shall be conducted in accordance with the laws of California, as modified by the terms of this section.

(b)        All arbitrators selected shall either (i) be retired senior judges that have served for more than 10 years in the court of record of general jurisdiction in the state whose laws are applicable to the interpretation and enforcement of this Agreement as provided in Section 9.1, or (ii) otherwise be independent licensed attorneys. In the event of the failure, refusal, or inability of any arbitrator to act, a new arbitrator shall be appointed in his or her stead. Such appointment shall be made in the same manner as provided for the appointment of such arbitrator so failing, refusing, or being unable to act.

(c)         All matters to be decided in connection with a Covered Dispute shall be resolved by a single arbitrator as provided in this subsection. The party(ies) demanding arbitration shall serve on all other parties, in the manner provided in this Agreement for giving notices, a written demand for arbitration, stating the specific facts upon which arbitration is demanded. Within 15 days after service of the demand for arbitration, the party(ies) upon whom the demand is made shall serve the demanding party(ies) a list of five potential arbitrators. Within 10 days after service of the list of potential arbitrators, the party(ies) demanding arbitration shall select an arbitrator and two alternate arbitrators. Within 10 days after the party(ies) demanding arbitration has selected an arbitrator and two alternates, the parties to the arbitration, by joint communication, shall contact the selected arbitrator to determine if he or she is willing, able, and available to act as arbitrator. If the selected arbitrator, for any reason, is unwilling, unable, or unavailable to act, then the parties, again by joint communication, shall contact the first and, if necessary, the second alternate to determine of he or she is willing, able, and available to act as arbitrator. If none of the three chosen individuals is willing, able, or available to act as arbitrator, then either party may seek court appointment of an arbitrator pursuant to the laws of California.

(d)        The arbitration hearing shall be held no later than 120 days after the appointment of the arbitrator, unless extended by the mutual agreement of all parties to the arbitration. The rules of evidence shall be observed at the arbitration Proceeding. At the discretion of the arbitrator, the arbitrator may require pre-hearing briefs from the parties. Resolution of the Covered Dispute shall be based solely upon the laws governing the claims and defenses pleaded, and the arbitrator may not invoke any basis, including notions of “just cause,” other than such controlling law. As reasonably required to allow full use and benefits of this Agreement, the arbitrator may extend the time set for the giving of notices and setting of hearings.

(e)         The fees, costs, and expenses of the arbitration shall be paid one-half by the party(ies) demanding arbitration and one-half by the other party(ies) to the arbitration, subject to an award of reimbursement of fees, costs, and expenses by the arbitrator(s) to the prevailing party(ies).

(f)         Arbitration shall be the sole and exclusive remedy between the Parties respecting any Covered Dispute, provided, however, the arbitrator shall not have the power or authority to revoke, reform, or revise any portion of this Agreement or to award consequential, incidental, or punitive damages. Awards shall include the arbitrator’s written, reasoned opinion and, at either party’s written request within 10 days after issuance of the award, shall be subject to reversal and remand, modification, or reduction following a review by the arbitrator of the records and arguments of the parties.

(g)        Unless all the parties to an arbitration otherwise consent in writing, the location of the arbitration hearings and the place of entry of the award shall be in Sacramento, California. The arbitration award shall be final and binding and shall not be reviewable in any court on any grounds except corruption, fraud, or undue means of a party or for demonstrable partiality or corruption of the arbitrator. The parties intend to eliminate all other court review of the award and the arbitration Proceedings. Except for Proceedings to enforce or confirm an award, Proceedings for interim, provisional, or injunctive relief as provided herein, or a Proceeding brought by all parties to the Covered Dispute to vacate or modify an award, the initiation of any Proceeding relating to a Covered Dispute that is arbitrable under this Agreement shall constitute a material breach of this Agreement.

(h)        The rights, duties, and obligations of the parties under this Section 9.5 shall survive the termination of this Agreement. Termination of this Agreement shall be without prejudice to any rights that have accrued to any party under this Section 9.5.

(i)         Except as necessary in a judicial Proceeding allowable under this Section 9.5, all matters relating to any arbitration shall be confidential, including the existence and subject of the arbitration.

Section 10

Miscellaneous

10.1     Headings: The headings of the sections to this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.

10.2     Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by the Buyer and the Seller.

10.3      Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail, with receipt confirmed, or otherwise delivered by hand or by messenger addressed:

(a)	if to the Seller to:	Sento Corporation

Attn: Kim Cooper

600 East Timpanogos Circle, Bldg H

Orem, UT 84097

Telephone: (801) 431-9251

Facsimile: (801) 426-8994

Email: kim_cooper@sento.com

with a copy to:	Lyndon L. Ricks

Kruse Landa Maycock & Ricks, LLC

136 East South Temple, 21st Floor

Salt Lake City, UT 84111

Telephone: (801) 531-7090

Facsimile: (801) 531-7091

Email: lricks@klmrlaw.com

(b)	if to the Buyer, to:	Nand Sardana

R Systems International Limited

C-40, Sector 59

Noida (U.P.)

Telephone: +91 120 4303506

Facsimile: +91 120 2587123

Email: Nand.Sardana@rsystems.com

with a copy to:

AZB & Partners

F- 40, South Extension, Part- I,

New Delhi- 110 049

Telephone: + 91 11 24618947

Facsimile: + 91 11 24625302

The notices shall be deemed to be effective (in the case of registered mail) ten (10) calendar days after posting, (in the case of facsimile) two (2) calendar days after receipt of a transmission report confirming despatch or (in the case of personal delivery) at the time of delivery. The foregoing may be updated in the manner for giving notices pursuant to this Agreement.

10.4      Brokers or Finders. The Seller shall indemnify and hold harmless the Buyer from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Buyer or any of its shareholders, officers, directors, employees, or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 2.16, and the Buyer agrees to indemnify and hold harmless the Seller from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Seller or any of its shareholders, officers, directors, employees, or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 3.5.

10.5      Expenses. Except as otherwise provided herein, the Seller and Buyer will pay all of their own costs and expenses incident to the negotiation and preparation of this Agreement and to the performance and compliance with all agreements and conditions contained herein on their part to be performed or complied with, including the fees, expenses, and disbursements of their counsel and accountants.

10.6      Successors and Assigns. This Agreement, and any and all rights, duties, and obligations hereunder, shall not be assigned, transferred, delegated, or sublicensed by the Seller without the prior written consent of the Buyer. Any attempt by the Seller without such permission to assign, transfer, delegate, or sublicense any rights, duties, or obligations that arise under this Agreement shall be void. Until the Closing, this Agreement, and any and all rights, duties, and obligations hereunder, shall not be assigned, transferred, delegated, or sublicensed by Buyer without the prior written consent of the Seller. Any attempt by Buyer without such permission to assign, transfer, delegate, or sublicense any rights, duties, or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. The foregoing notwithstanding, no such consent of the Seller will be required for assignment by the Buyer of its rights under this Agreement to an Affiliate of Buyer.

10.7      Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and shall supercede the Letter of Intent dated November 14, 2007. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations, or covenants except as specifically set forth herein or therein.

10.8     Independent Rights: Each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the party, whether under this Agreement or otherwise.

10.9     Waiver: No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same of any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving party.

10.10   Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power, or remedy of such non defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as otherwise provided in this Agreement, all remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

10.11    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void, or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business, and other purposes of the illegal, void, or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

10.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

10.13    Telecopy Execution and Delivery. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding, and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy, or other reproduction hereof.

10.14    Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership, or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

10.15    Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such person or entity being deemed a third-party beneficiary of this Agreement.

10.16    Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or respecting this Agreement, including such reasonable fees and expenses of attorneys and accountants, which shall include all fees, costs, and expenses of appeals.

10.17   Force Majeure: Neither party to this Agreement shall be liable to the other for any failure or delay in performance of its obligations hereunder if such failure or delay is caused by any Force Majeure event.

10.18    Survival. The representations, warranties, and covenants made in this Agreement shall survive the Closing of the transactions contemplated hereby for a period of three years, with the qualifications that any representations and warranties made under 2.7-Intellectual Property, 2.9—Title to Properties and Assets; Liens, 4.6- Public Announcements, 8.1 – Indemnification, 9- Governing Law; Jurisdiction; Dispute Resolution, 10.3- Notices and 10.18- Survival will survive until the sooner of the expiration of the applicable statute of limitation or four years from the Closing Date; and any representations and warranties made under Sections 2.22-Environmental and Safety Laws will survive without time limitation. The Parties agree that they shall not make any claim with respect to the representations and warranties of any section of this Agreement after the end of the survival period for such provision.

10.19   Termination of Letter Agreement. Each of the Parties hereto agree that the Letter Agreement is hereby terminated and of no further force or effect and superseded in its entirety by this Agreement; provided, however, that the confidentiality provisions of the Letter Agreement shall remain in full force and effect and shall not be superseded by this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

BUYER:

R SYSTEMS INTERNATIONAL LIMITED

By: /s/ Nand Sardana

Name: Nand Sardana

Title: V.P. Finance

SELLER:

XTRASOURCE ACQUISITION, INC.

a Delaware corporation

By: /s/ Kim A. Cooper

Name: Kim A. Cooper

Title: President and CEO

SENTO CORPORATION

an Utah corporation

By: /s/ Kim A. Cooper

Name: Kim A. Cooper

Title: President and CEO

EXHIBIT A

CERTAIN DEFINITIONS

“Acceptance Date” shall have the meaning specified in Section 4.7(a).

“Acquisition Proposal” shall have the meaning specified in Section 4.7(a)(i).

“Act of Insolvency” shall occur with respect to any person upon:

(a)

such person being adjudicated as being unable to pay its debts as they fall due, or, by reason of actual or anticipated financial difficulties, such person commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, other than any rescheduling which is in the ordinary course of business;

(b)	the value of the assets of such person being less than its liabilities (taking into account contingent and prospective liabilities);
(c)	a moratorium being declared by a competent authority in respect of any indebtedness of such person;
(d)	a declaration of bankruptcy of such person; or
(e)	any action, legal proceedings or other procedure or step being taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, bankruptcy, insolvency, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such person;

(ii)

(without prejudice to paragraph (i) above) the declaration of any person as a sick, bankrupt or insolvent person under the laws of the relevant jurisdiction pursuant to which a debtor may obtain protection from its creditors;

(iii)	a composition, compromise, assignment or arrangement with any creditor of such person;
(iv)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, provisional supervisor or other similar officer in respect of such person or any of its assets; or

(v)	enforcement of any security over any assets of such person,

or any analogous procedure or step is taken in any jurisdiction, which have not been vacated within 15 (fifteen) Business Days of its initiation.

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of any Subject Person other than a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, controls, is controlled by or is under common control with the Subject Person, and (ii) in the case of any Subject Person that is a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, is controlled by the Subject Person or that is a Relative of the Subject Person. For purposes of this definition, “control” of a Person means (a) ownership of 50% or more of the shares in issued or other equity interests of such Person or (b) the power to direct the management or policies of a Person, whether through the ownership of 50% or more of the voting power of such Person, through the power to appoint at least half of the members of the board of directors or similar governing body of such Person, or through contractual or other arrangements;

“Agreement” shall mean this Asset Purchase Agreement.

“Assumed Liabilities” shall have the meaning specified in Section 1.3(ii).

“Authorized Use” shall be limited to work performed for a current client of Sento EU by an officer, director, employee, or other representative of Sento EU after the closing date of this transaction.”

“Business Day” shall mean a day on which scheduled commercial banks are open for business in the U.S., India and Netherlands.

“Buyer Agreements” shall have the meaning specified in Section 3.1.

“Closing” shall have the meaning specified in Section 1.6.

“Closing Date” shall have the meaning specified in Section 1.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” means a business, venture or activity which is similar to the business or which competes with any projects or services undertaken or offered by Sento EU and, or the Buyer and shall be deemed to include each of the following activities:

(a)	setting up, promoting or placing an investment in a Competing Business; or
(b)	entering into any agreement or arrangement with any Person involved in or which would result in the business of such party becoming a Competing Business; or
(c)

entering into any agreement with any Person for transfer of business knowledge or technical know-how and/or grant of license or permission to any Person involved in or which would result in the business of such Person becoming a Competing Business; or

(d)

soliciting, directly or indirectly or in affiliation with any other Person, any of the customer or clients of Sento EU and/or the Buyer or any subsidiary of the Buyer for the purpose of offering or providing to such customer or client products same as or similar to those as are offered by Sento EU and/or the Buyer;

“Covered Dispute” shall have the meaning specified in Section 9.5.

“Disclosure Schedules” shall have the meaning specified in the first paragraph of Section 2.

“Encumbrance” shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person and (iii) any adverse claim as to title, possession or use;

“Environmental Laws” shall have the meaning specified in Section 2.22.

“Expenses” shall have the meaning specified in Section 8.1(a).

“Final Closing Statement” shall mean the statement prepared by the Seller detailing the calculation of Closing Net Asset Value, determined in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet, and the Purchase Price. This statement will include a calculation showing the amount that should be deducted from the Purchase Price to bring the Net Asset Value on the Closing Date to the minimum level required in Section 1.5(a). This statement will also show how the Retention Amount and the excess or shortage of the Net Purchase Price will be combined after the Net Asset Value true-up into a final amount that will be paid to either the Buyer or Seller per Section 1.5.

“Financial Statements” shall have the meaning specified in Section 2.4(a).

“Force Majeure” means any event or combination of events or circumstances beyond the control of a party which cannot (a) by the exercise of reasonable diligence, or (b) despite the adoption of reasonable precaution and/or alternative measures be prevented, or caused to be prevented, and which materially and adversely affects a party’s ability to perform obligations under this Agreement including:

(a)	acts of God. i.e. fire, draught, flood, earthquake, epidemics and other natural disasters;
(b)	explosions or accidents, air crashes and shipwrecks;
(c)	strikes or lock-outs;
(d)	any change in law or regulation or its interpretation; or
(e)	any event or circumstances analogous to the foregoing;

“GAAP” shall mean generally accepted accounting procedures.

“Hazardous Substances” shall have the meaning specified in Section 2.22.

“Indemnified Party” shall have the meaning specified in Section 8.1(c).

“Indemnifying Party” shall have the meaning specified in Section 8.1(c).

“Indemnitee Losses” shall have the meaning specified in Section 8.1(a).

“Letter Agreement” shall mean that certain letter agreement dated September 6, 2007, by and between the Seller and Allsec Technologies Ltd.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, or current or future business or prospects of the Seller which in exposure to Sento EU exceeds $50,000.

“Net Purchase Price” shall mean the full Purchase Price less both the Retention Amount and the minimum amount necessary to cause Sento EU to have Eight Hundred Thousand Dollars ($800,000) in Net Asset Value on the Closing Date;

“Person” shall mean any individual, firm, company, joint venture, association, partnership, trust, unincorporated organisation or other entity (whether having separate legal personality and identity or not) including a government entity or a political sub-division or an agency or instrumentality thereof;

“Purchase Price” shall have the meaning specified in Section 1.5.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Proceeding” shall have the meaning specified in Section 2.11.

“Relative” of a natural Person means (i) such natural Person’s father, mother, child, sibling, siblings’ children; and (ii) anyone else who is a dependent relative of such natural Person.

“Retention Amount” means an amount equal to Four Hundred Thousand Dollars ($400,000).

“Sale Shares” shall mean 100% of the issued and outstanding shares of Sento Europe B.V. Enschede and Sento S.A.S. Metz, comprising the entire capital securities of the Sento EU entities, being transferred by the Seller in favor of the Buyer.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Seller Agreements” shall have the meaning specified in Section 2.3.

“Seller D&O Policy” shall have the meaning specified in Section 8.1(a).

“Seller Intellectual Property” shall have the meaning specified in Section 2.7.

“Seller’s Knowledge” or that the Seller does not have knowledge or words of similar import shall mean a fact, circumstance, or other matter of which the Seller has actual knowledge or reasonably should have known after reasonable inquiry of its officers, directors and any other Person nominated on the board of directors of Sento EU by the Seller or any of its Affiliates and reasonable review of the books and records of the Seller.

“Shareholder Meeting” shall have the meaning specified in Section 2.12.

“Subsidiary” and “Subsidiaries” shall have the meanings specified in Section 1.1.

“Superior Proposal” shall have the meaning specified in Section 4.7(b).

“Third-Party Claim” shall have the meaning specified in Section 8.1(c).

Exhibit B

INTELLECTUAL PROPERTY LICENSE AGREEMENT

Exhibit C

DEC 31 07 Purchase price recap:
Purchase Price from R Systems		2,000,000
Purchase Price in Earnout		0

	Option 1
Purchase price (“PP”)		2,000,000
Retention amount		(400,000)
Purchase Price net of Retention Amount		1,600,000

Required NAV	800,000
Fortis Loan assumed by R Sys
Net Asset Value (“NAV”) (Equity)	(392,920)
Interco - Dec 31 - convert to equity	1,071,005
Fortis Loan paid by Sento
Fortis Loan assumed by R Sys
NAV True-up	678,085	(121,915)
PP w/ NAV addition		1,478,085
Fortis Loan paid by Sento		0
Net Purchase price before other payments		1,478,085

Payment to complete XI settlement		(300,000)

Release of retention amount		400,000

Net proceeds to Sento		1,578,085

Note: As of the January 15, 2008 Closing Date this schedule will be updated with actual levels as to the Net Asset Value and the results of operations through this date. Any change in operations through the Closing Date will result in a change to the Net Asset Value in the Final Closing Schedule.